Exhibit 99.1

LBI Media, Inc. Reports Second Quarter 2008 Results

—	Second Quarter Net Revenues Increased 4.6% to $34.0 million
—	Adjusted EBITDA[1], excluding deferred compensation benefit[2], increases 2.0% to $16.1 million
—	Company Announces Entry into Definitive Agreement to Purchase its First Station in the Phoenix, Arizona Market

Burbank, CA – August 14, 2008 – LBI Media, Inc. announced its financial results today for the three and six months ended June 30, 2008.

Results and Discussions

For the quarter ended June 30, 2008, net revenues increased 4.6% to $34.0 million, as compared to $32.5 million for the same period in 2007. This growth was primarily attributable to double-digit growth in the company’s radio segment, partially offset by a decline in revenues in the company’s television segment.

The company’s radio segment increased by $2.7 million, or 15.8%, to $19.8 million for the three months ended June 30, 2008, as compared to $17.1 million for the same period in 2007. Radio advertising revenues benefited from strong growth across all of the company’s radio markets – Los Angeles, Houston and Dallas. In Los Angeles, KRQB-FM continued to benefit from its strong ratings performance, and the station’s ability to leverage the company’s position in the Southern California Hispanic market. Growth in the company’s Los Angeles radio market was also attributable to improved advertising revenues from its existing stations, as the increases in national sales more than offset the softness in the local market. In Houston, increased ratings and a strong local economy contributed to the growth in that market. The overall net revenue growth in the segment was also attributable to revenue growth in Dallas, which benefited from increased acceptance by advertisers of the company’s newly reformatted stations.

The company’s television segment decreased by $1.2 million, or $7.8%, to $14.2 million for the three months ended June 30, 2008, from $15.4 million for the same period in 2007. In Los Angeles, Houston and Dallas, the decline was primarily the result of lower infomercial sales. However, improvement in national sales, especially in Dallas, and the addition of cable carriage for the company’s San Diego station partially offset the softness in infomercial advertising revenues.

Lenard Liberman, the company’s Executive Vice President and Secretary commented, “I am pleased with our first half performance, even as the general advertising environment remains soft due to macroeconomic conditions. Our radio cluster continues to deliver solid organic growth, even while facing difficult comparisons to the first half of 2007 when the segment grew by 22%. Our top-rated, internally produced television programming has allowed us to achieve significant increases in our national and agency driven advertising business, which has helped offset softness in infomercial advertising revenues.

One of our key business strategies is to leverage the success of our internally-produced programming and tap into new revenue streams such as network advertising. We believe the ratings success we have achieved in television validates our leading position amongst the nation’s most prominent Hispanic broadcasters in several of the nation’s largest and most competitive markets. To that end, we are proud to announce the launch of EstrellaTV, a new Spanish language television network featuring our successful programming, which will debut in early 2009.

Consistent with this strategy, we have entered into an agreement to purchase selected assets of television station KVPA in Phoenix, Arizona, which we are very excited about. Our entry into the 8th largest Hispanic market in the U.S. with proven operating, management and programming expertise should establish a positive platform for future growth.”

[1]

The company defines Adjusted EBITDA as net income (loss) plus income tax expense, net interest expense, interest rate swap income, and depreciation and amortization. Management considers this measure an important indicator of the company’s liquidity relating to its operations because it eliminates the effects of certain non-cash items and the company’s capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, the company’s definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this release for a reconciliation of net cash provided by operating activities to Adjusted EBITDA.

[2]

The deferred compensation benefit in the second quarter of 2007 relates to a non-cash accrual reduction the company recorded because the amounts ultimately paid to employees under deferred compensation agreements were less than the amounts accrued as of December 31, 2006. See table at the end of this release for a reconciliation of Adjusted EBITDA, as reported, to Adjusted EBITDA, excluding deferred compensation benefit.

Results for the Three Months Ended June 30, 2008

Second quarter net revenues increased 4.6% to $34.0 million, as compared to $32.5 million for the same period last year. As noted above, the increase was primarily the result of increased advertising revenue in the company’s radio segment, partially offset by a decline in television net revenues.

Total operating expenses increased by $4.1 million, or 25.6%, to $20.3 million for the three months ended June 30, 2008 as compared to $16.2 million for the same period in 2007. The increase was primarily attributable to a $2.8 million deferred compensation benefit that the company recorded in the second quarter of 2007, which did not recur in the second quarter of 2008. The overall change was also attributable to (a) a $0.6 million, or 10.1%, increase in programming and technical expenses primarily related to the company’s radio station, KRQB-FM, in the Riverside and San Bernardino region of the company’s Los Angeles market, and the company’s Salt Lake City, Utah, television station, KPNZ-TV, and higher music license fees, (b) a $0.4 million, or 4.2%, increase in selling, general and administrative expenses primarily related to incremental expenses for KRQB-FM and KPNZ-TV, each acquired in the second half of 2007, partially offset by a decline in professional fees, (c) a $0.2 million, or 6.9%, increase in depreciation and amortization, primarily due to the acquisitions of KRQB-FM and KPNZ-TV in 2007, and the completion of construction on two radio tower sites in Texas in the fourth quarter of 2007, and (d) a $0.1, or 21.1%, increase in promotional expenses.

The company reported net income of $6.4 million for the three months ended June 30, 2008, as compared to $8.6 million for the same period of 2007, a decrease of $2.2 million. The decline was primarily attributable to the absence of the $2.8 million deferred compensation benefit for the three months ended June 30, 2008, as compared to the second quarter of 2007, and higher interest expense, partially offset by higher interest rate swap income.

Results for the Six Months Ended June 30, 2008

Net revenues increased by $2.7 million, or 4.8% to $60.4 million for the six months ended June 30, 2008, as compared to $57.7 million for the same period in 2007. The increase was primarily the result of increased advertising revenue in the company’s radio segment, partially offset by a decline in revenues in the company’s television segment.

Total operating expenses increased by $7.1 million, or 21.3%, to $40.1 million for the six months ended June 30, 2008 as compared to $33.0 million for the same period in 2007. This increase was primarily attributable to a $4.0 million deferred compensation benefit that the company recorded during the six months ended June 30, 2007, which did not recur in the first half of 2008. The overall change was also attributable to (a) a $1.5 million, or 7.5%, increase in selling, general and administrative expenses primarily due to start-up costs and additional expenses for the stations the company acquired in the second half of 2007, KRQB-FM and KPNZ-TV, and higher expenses for the company’s Dallas radio stations, reflecting their overall growth in net revenue, (b) a $1.1 million, or 9.2%, increase in programming and technical expenses primarily related to additional expenses for KRQB-FM and KPNZ-TV, and higher music license fees, (c) a $0.3 million, or 7.4%, increase in depreciation and amortization, primarily due to the acquisitions of KRQB-FM and KPNZ-TV, and the completion of construction on two radio tower sites in Texas in the fourth quarter of 2007, and (d) a $0.2 million, or 18.5%, increase in promotional expenses.

The company reported net income of $0.5 million for the six months of 2008, as compared to a net loss of $37.9 million for the same period in 2007, an increase of $38.4 million. This change was largely attributable to the $44.4 million decrease in the company’s income tax provision, primarily related to the company’s conversion from an S Corp to a C Corp in March 2007, partially offset by the $4.0 million decrease in deferred compensation benefit, higher interest expense and lower interest rate swap income.

Recent Developments

On August 8, 2008, two of the company’s wholly owned subsidiaries, KRCA Television LLC and KRCA License LLC, entered into an asset purchase agreement with Latin America Broadcasting of Arizona, Inc. (the “Seller”) pursuant to which the company agreed to acquire selected assets of television station KVPA-LP, Channel 42, licensed to Phoenix, Arizona. The selected assets include, among other things, (i) licenses and permits authorized by the Federal Communications Commission, or FCC, for or in connection with the operation of the station and (ii) transmission and other broadcast equipment used to operate the station.

The total purchase price will be approximately $1.3 million in cash, subject to certain adjustments, of which $0.1 million has been deposited into escrow. Consummation of the acquisition is subject to customary closing conditions and regulatory approval from the FCC.

Second Quarter 2008 Conference Call

The company will host a conference call to discuss its financial results for the second quarter of 2008 on Thursday, August 14, 2008 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (877) 718-5104 five minutes prior to the scheduled start time of the call and asking for the “LBI Media, Inc. Second Quarter 2008 Results

Conference Call.” The conference call will be recorded and made available for replay through Sunday, August 17, 2008. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 1265474.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

Results for LBI Media, Inc.’s three and six months ended June 30, 2008 will be posted on its website at www.lbimedia.com/investors. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The company owns 22 radio stations (fifteen AM and seven AM) and five television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Houston, TX, Dallas-Ft. Worth, TX, San Diego, CA and Salt Lake City, Utah. The company also own three television production facilities that is uses to produce television programming.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see the company’s recent public filings of its parent, LBI Media Holdings, Inc., for information about these and other risks that may affect them. The company and LBI Media Holdings undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenues	$34,008	$32,515	$60,415	$57,660

Operating expenses:
Program and technical, exclusive of depreciation and amortization shown below	6,444	5,855	12,523	11,469
Promotional, exclusive of depreciation and amortization shown below	871	719	1,313	1,108
Selling, general and administrative, exclusive of deferred compensation benefit of $0 and $(2,820) for the three months ended June 30, 2008 and 2007, respectively, and $0 and $(3,952) for the six months ended June 30, 2008 and 2007, respectively, depreciation and amortization shown below	10,640	10,207	21,367	19,869
Deferred compensation benefit	—	(2,820)	—	(3,952)
Depreciation and amortization	2,381	2,227	4,864	4,527

Total operating expenses	20,336	16,188	40,067	33,021

Operating income	13,672	16,327	20,348	24,639
Interest expense, net of amount capitalized	(7,642)	(6,855)	(15,050)	(14,442)
Interest rate swap income	2,742	1,407	74	1,127
Interest and other income	24	66	56	105

Income before provision for income taxes	8,796	10,945	5,428	11,429
Provision for income taxes	(2,366)	(2,377)	(4,909)	(49,319)

Net income (loss)	$6,430	$8,568	$519	$(37,890)

Adjusted EBITDA(1)	$16,053	$18,554	$25,212	$29,166

Adjusted EBITDA Margin(3)	47.2%	57.1%	41.7%	50.6%

(3)	The company defines Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenues.

Results of Operations (continued):

LBI MEDIA, INC.

SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
Net revenues:
Radio	19,765	17,075	16%	33,460	29,136	15%
Television	14,243	15,440	-8%	26,955	28,524	-6%

Total	34,008	32,515	5%	60,415	57,660	5%
Total operating expenses before deferred compensation benefit and depreciation and amortization:
Radio	8,360	7,154	17%	16,073	13,706	17%
Television	9,595	9,627	0%	19,130	18,740	2%

Total	17,955	16,781	7%	35,203	32,446	8%
Deferred compensation benefit:
Radio	—	(2,820)	-100%	—	(3,952)	-100%

Total	—	(2,820)	-100%	—	(3,952)	-100%
Depreciation and amortization:
Radio	1,271	1,079	18%	2,522	2,231	13%
Television	1,110	1,148	-3%	2,342	2,296	2%

Total	2,381	2,227	7%	4,864	4,527	7%
Operating income:
Radio	10,134	11,662	-13%	14,865	17,151	-13%
Television	3,538	4,665	-24%	5,483	7,488	-27%

Total	13,672	16,327	-16%	20,348	24,639	-17%
Adjusted EBITDA(4)
Radio	11,405	12,741	-10%	17,387	19,382	-10%
Television	4,648	5,813	-20%	7,825	9,784	-20%

Total	16,053	18,554	-13%	25,212	29,166	-14%

(4)	See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating income for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$528	$1,697
Accounts receivable, net	22,736	17,780
Current portion of program rights, net	473	321
Amounts due from related parties	49	14
Current portion of notes receivable from related parties	451	449
Current portion of employee advances	52	81
Prepaid expenses and other current assets	1,044	1,163

Total current assets	25,333	21,505

Property and equipment, net	96,365	96,990
Program rights, excluding current portion	955	228
Notes receivable from related parties	2,370	2,340
Employee advances, excluding current portion	1,560	1,127
Deferred financing costs, net	7,742	7,872
Broadcast licenses, net	382,684	382,574
Other assets	2,984	2,775

Total assets	$519,993	$515,411

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$2,140	$3,739
Accrued expenses	3,511	3,642
Accrued interest	8,497	8,701
Current portion of long-term debt	1,343	1,239

Total current liabilities	15,491	17,321

Long-term debt, excluding current portion	359,264	358,637
Fair value of interest rate swap	4,120	4,194
Deferred and other income taxes	54,287	49,515
Other liabilities	2,173	1,603

Total liabilities	435,335	431,270

Shareholder’s equity:
Common stock	—	—
Additional paid-in capital	102,099	102,101
Retained deficit	(17,441)	(17,960)

Total shareholder’s equity	84,658	84,141

Total liabilities and shareholder’s equity	$519,993	$515,411

Results of Operations (continued):

The table set forth below reconciles net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Net cash provided by operating activities	$8,105	$6,251	$4,064	$5,636
Add:
Income tax expense	2,366	2,377	4,909	49,319
Interest expense and other income, net	7,618	6,789	14,994	14,337
Less:
Amortization of deferred financing costs	(317)	(251)	(629)	(502)
Amortization of discount on subordinated notes	(63)	—	(125)	—
Amortization of program rights	(144)	(144)	(280)	(322)
Provision for doubtful accounts	(392)	(300)	(637)	(521)
Deferred compensation benefit	—	2,820	—	3,952
Changes in operating assets and liabilities:
Cash overdraft	773	—	—	—
Accounts receivable	5,598	5,080	5,593	2,626
Deferred compensation payments	—	—	—	1,374
Program rights	(1)	—	1,159	—
Amounts due from related parties	16	(6)	35	(15)
Prepaid expenses and other current assets	(99)	(153)	(119)	(183)
Employee advances	274	(13)	404	(8)
Accounts payable and accrued expenses	(257)	558	1,170	1,310
Accrued interest	(5,081)	(2,088)	204	1,383
Deferred taxes payable	(2,391)	(3,023)	(4,772)	(49,084)
Other assets and liabilities	48	657	(758)	(136)

Adjusted EBITDA	$16,053	$18,554	$25,212	$29,166

The following is a reconciliation of operating income to Adjusted EBITDA for the company’s radio division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Radio division operating income	$10,134	$11,662	$14,865	$17,151
Depreciation and amortization	1,271	1,079	2,522	2,231

Radio division Adjusted EBITDA	$11,405	$12,741	$17,387	$19,382

The following is a reconciliation of operating income to Adjusted EBITDA for the company’s television division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Television division operating income	$3,538	$4,665	$5,483	$7,488
Depreciation and amortization	1,110	1,148	2,342	2,296

Television division Adjusted EBITDA	$4,648	$5,813	$7,825	$9,784

Results of Operations (continued):

The following is a reconciliation of Adjusted EBITDA, as reported, to Adjusted EBITDA excluding deferred compensation benefit for the company:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Adjusted EBITDA, as reported	$16,053	$18,554	$25,212	$29,166
Deferred compensation benefit	—	(2,820)	—	(3,952)

Adjusted EBITDA, excluding deferred compensation benefit	$16,053	$15,734	$25,212	$25,214

Adjusted EBITDA Margin, excluding deferred compensation benefit	47.2%	48.3%	41.7%	43.7%